                             medix.resources, inc.
                       connecting the world of healthcare

News Release

CONTACT:

John Prufeta
(212) 697-2509
(212) 681-9817 (fax)

Andrew Brown
(718) 323-7424

                  MEDIX EXPANDS RELATIONSHIP WITH EXPRESS SCRIPTS
                                    ------

      NEW YORK, June 7,2002 - Medix Resources, Inc. (AMEX: MXR), the healthcare connectivity company, announced an agreement to expand its relationship with
Express Scripts, Inc. one of the nation's leading pharmacy benefit managers.  The agreement provides Medix with revenue opportunities related to technology licensing and software engineering, as well as fees linked to physician usage.
      Medix President and CEO John R. Prufeta stated, "Express Scripts is an organization with proven expertise in delivering best-of-breed pharmacy benefit management solutions.  We are proud and delighted to expand and strengthen our strategic relationship with Express Scripts."
      "Medix' commitment to feature-rich and easy to use technologies that encourage physician adoption motivated us to expand our relationship with Medix,"
said Agnes Rey-Giraud, Vice President and General Manager, Express Scripts
eBusiness Division

About Medix Resources, Inc.
      Medix  Resources,  Inc.,  through its wholly  owned  subsidiary  Cymedix Lynx
Corporation,  is the developer and provider of the Cymedix(R)suite of fully secure,
Internet based transaction  software  products,  that enable  communication of high value added  healthcare  information  among physician  offices,  hospitals,  health management  organizations and health insurance  companies.  Additional  information about Medix  Resources  and its  products and services can be found by visiting its
Web  sites,   WWW.MEDIXRESOURCES.COM  and  WWW.CYMEDIX.COM,  or  by  calling  (800)
326-8773.

About Express Scripts, Inc.
      Express Scripts, Inc. (NASDAQ:ESRX) is one of the leading pharmacy benefit management (PBM) companies in North America. Express Scripts provides integrated
PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services and informed decision counseling services through its Express Health Line(SM) division. The company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at HTTP://WWW.EXPRESS-SCRIPTS.COM, which includes expanded investor information and resources.

                                       # # #
Information  in  this  press  release  contains  forward-looking   statements  that
involve risks and  uncertainties  that might  adversely  affect  Medix's  operating results in the future to a material degree.  Such risks and uncertainties  include, without  limitation,  the  ability  of  Medix  to  raise  capital  to  finance  the development of its Internet  services and related  software,  the effectiveness and the  marketability  of those  services,  the  ability of the Company to protect its
proprietary   information,   and  the  establishment  of  an  efficient   corporate
operating   structure   as  the   Company   grows.   These  and  other   risks  and
uncertainties  are  presented  in detail in the  Company's  Form  10-K/A  for 2001, which was filed with the  Securities  and Exchange  Commission  on May 24, 2002 and
the  Company's  10Q for the  First  Quarter  of  2002,  which  was  filed  with the
Securities and Exchange  Commission on May 15, 2002. This  information is available from the SEC or the Company.